Exhibit 99.1


Forward Air Corporation Reports Record Results During First Quarter 2004

    GREENEVILLE, Tenn.--(BUSINESS WIRE)--April 27, 2004--Forward Air Corporation (Nasdaq/NM:FWRD):

    --  Revenue Growth of 13.6%

    --  Net Income Growth of 25.9%

    Forward Air Corporation (Nasdaq/NM:FWRD) today reported record results for the first quarter ended March 31, 2004. The Company is a leading high-service-level contractor to the air cargo industry providing time-definite ground transportation services in the United States and Canada.
    Operating revenue for the quarter ended March 31, 2004 increased 13.6% to $64.3 million from $56.6 million for the same quarter in 2003. Pre-tax income increased 25.3% to $10.9 million compared with $8.7 million in the prior-year quarter. Net income for the first quarter of 2004 increased 25.9% to $6.8 million versus $5.4 million in the prior-year quarter. Diluted earnings per share from operations for the first quarter of 2004 grew 24.0% to $0.31 compared with $0.25 in the prior-year quarter.
    Commenting on the Company's first quarter results, Bruce A. Campbell, President and Chief Executive Officer, said "We continue to see strength in all areas of our business led by the impressive efforts of the entire Forward Air team. The airport-to-airport network delivered nearly 12.0% growth while our logistics and other revenue grew by over 13.0% and 37.0%, respectively. Our focus on profitable revenue growth helped drive net income up nearly 26.0% for the quarter and produced a 160 basis point expansion in operating margins versus last year."

    Review of Financial Results

    Forward Air Corporation will hold a conference call to discuss first quarter 2004 results on Wednesday, April 28, 2004, at 9:00 a.m. EDT. The conference call will be available online at www.forwardair.com or by dialing 877-888-3490. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.



                        FORWARD AIR CORPORATION
              Condensed Statements of Income (Unaudited)
                 (In thousands, except per share data)

                                                   Three months ended
                                                   -------------------
                                                    3/31/04   3/31/03
                                                   ---------  --------
Operating revenue                                   $64,303   $56,646

Operating expenses:
   Purchased transportation                          26,994    23,957
   Salaries, wages and employee benefits             14,673    12,998
   Operating leases                                   3,262     3,086
   Depreciation and amortization                      1,699     1,777
   Insurance and claims                               1,423     1,324
   Other operating expenses                           5,517     4,933
                                                   ---------  --------
                                                     53,568    48,075
                                                   ---------  --------
Income from operations                               10,735     8,571
Other income, net                                       163       125
                                                   ---------  --------
Pre-tax income                                       10,898     8,696
Income taxes                                          4,090     3,261
                                                   ---------  --------
Net income                                           $6,808    $5,435
                                                   =========  ========

Income per share:
   Basic                                              $0.32     $0.26
   Diluted                                            $0.31     $0.25

Weighted average shares outstanding:
   Basic                                             21,510    21,227
   Diluted                                           21,881    21,595


                        FORWARD AIR CORPORATION
                        Condensed Balance Sheet
                            (In thousands)
                                                 3/31/04     12/31/03
                                               ---------- ------------
Assets:                                         Unaudited  Audited (a)
   Cash and short-term investments               $93,349      $86,539
   Other current assets                           37,109       36,627
   Property and equipment, net                    34,169       32,912
   Other assets                                   19,067       19,009
                                               ---------- ------------

Total assets                                    $183,694     $175,087
                                               ========== ============

Liabilities and shareholders' equity:
   Current liabilities                           $20,950      $20,290
   Long-term obligations                           7,899        7,089
   Shareholders' equity                          154,845      147,708
                                               ---------- ------------

Total liabilities and shareholders' equity      $183,694     $175,087
                                               ========== ============

(a) Taken from audited financial statements, which are not presented in their entirety.


    Important Information

    This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance. Some forward-looking statements may be identified by use of such terms as "believes," "anticipates," "intends," "plans," "estimates," "projects" or "expects." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers' compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions. As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Forward Air Corporation, Greeneville
             Andrew C. Clarke, 423-636-7000